Exhibit 10.31

UBS	Serial no.	0202-00632294
(only for internal bank purposes)

Master Credit Agreement	UBS Switzerland AG Postfach [PO Box], 8048 Zurich Tel. +41-44-237 40 96
UBS Business Financing	www.ubs.com

1. Borrower

HOCOMA AG

Industriestrasse 4b

8604 Volketswil

(hereinafter referred to as “Borrower”)

2. Lender

UBS Switzerland AG

Max-Högger-Strasse 80

8048 Zurich

(hereinafter referred to as “UBS”)

3. Credit Amount

UBS grants the Borrower a credit limit of maximum 7,000,000 CHF

(seven million Swiss francs), which may be utilized as follows:

7,000,000 CHF in in the period from May 1 to October 31.

5,000,000 CHF in the period from November 1 to April 30.

4. Purpose of Financing

Financing of operational current assets.

5. Possible Utilizations

Within the scope of the provisions of this credit agreement, the following forms of utilization are possible:

●	Current-account basis in CHF and/or foreign currencies.
●	UBS fixed advances with terms of 1-12 months in CHF and/or foreign currencies.
●	UBS LIBOR loan with unlimited term and the fixed interest periods and currencies respectively offered by UBS.
●	Deposits acceptable to UBS with a maximum term of 1 year.
●	Opening of letters of credit acceptable to UBS with a maximum term of 1 year.

6. Conditions

6.1 UBS Current Accounts

The following interest rates currently apply:

Currency	Interest rate
CHF	4.75% p.a.
USD	5.00% p.a.
EUR	5.00% p.a.

Plus 0.25% credit fee per quarter, calculated on the average debit balance.

The account is settled quarterly with interest and fees at the end of each calendar quarter. UBS is entitled to adjust the interest and fees to the changed market conditions at any time with immediate effect.

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UBS	Serial no.	0202-00632294
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6.2 UBS Fixed Advances

For terms up to and including 6 months, the principal and interest are billed once upon expiry.

For terms of greater than 6 months, billing with interest occurs quarterly at the end of each calendar quarter, and billing with capital and interest occurs upon expiry.

The base interest rate is governed by the Euro market conditions for the relevant term and currency, plus the margin of UBS.

The interest rate is determined two banking days before use or renewal for the relevant term and currency. The instructions for the start or renewal of the loan must be received by UBS no fewer than two banking days before utilization or renewal. If such instructions are not received, advance payments due shall not be extended, and capital and interest will be charged to the relevant current account.

6.3 UBS LIBOR Loan

The loan interest rate is made up of the LIBOR (London Interbank Offered Rate, base interest rate) of the relevant currency for the selected fixed interest period, plus the margin determined by UBS.

The Borrower shall inform UBS of the desired amount, currency, and fixed interest period before the desired payment date. The interest rate shall then set by UBS. UBS shall comply with the rules of the Intercontinental Exchange Benchmark Administration Ltd. (IBA) regarding the date of interest rate determination, payment, and final maturity. Details can be found on the IBA homepage (www.theice.com/iba.jhtml). However, if the day of interest rate determination falls on a Swiss bank holiday, the interest rate shall be determined on the preceding bank working day.

Observing a notice period of 10 calendar days before the interest rate is set, the Borrower may change the amount, currency, and fixed interest period or generally the form of use at the end of a fixed interest period. Without such a notification from the Borrower, the UBS LIBOR loan shall automatically continue with the previous amount, currency, and fixed interest period, but with the newly determined interest rate.

Billing with interest shall take place quarterly at the end of each calendar quarter. The interest shall be charged to the relevant current account.

6.4 Deposits / Letters of Credit

The fees are determined by UBS on a case-by-case basis and are based in particular on the type, amount, term, and complexity of the transaction as well as the creditworthiness of the Borrower.

UBS is entitled to adjust fees at any time during the term of the guarantees, observing a notice period of 90 calendar days. The Borrower shall be notified in writing by UBS of such an adjustment.

6.5 Interest Calculation

The interest calculation is based on the 365/360 standard practice, i.e. the effective number of days per month in a 360-day year.

For the avoidance of doubt, it is clarified that the base interest rate used in order to calculate the loan interest rate may never be less than zero.

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UBS	Serial no.	0202-00632294
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7. Provisioning Fee

During the term, a provisioning fee must be paid for the fixed commitment on the available portion of the credit limit (not including current account utilization). The amount of the provisioning fee is 0.75% p.a. The provisioning fee shall be calculated quarterly from the date of signing of this credit agreement and debited from the relevant current account, for the first time on September 30, 2016.

8. Processing Fees

If the loan is later redeemed by a third party, UBS shall charge the Borrower for the associated expense of CHF 300.

9. Term

The loan is firmly committed until December 31, 2016. After that, until further notice.

10. Ability to Terminate

10.1 Ordinary Termination

The Borrower is entitled to cancel the binding commitment for the unused portion, observing a notice period of 30 calendar days. The unused portion shall be canceled immediately.

After the fixed commitment period has expired, the Borrower shall be entitled to terminate this credit agreement at any time with immediate effect.

After the fixed commitment period has expired, UBS shall be entitled to terminate the credit agreement with immediate effect and to refuse any utilization thereof at its own discretion and without stating grounds.

The unused portion of the credit limit shall be canceled immediately upon termination. If the credit limit has been used up, the outstanding utilizations thereof shall be due for repayment as follows:

●	UBS Current Account
immediately

●	UBS Fixed Advance
upon expiry of the agreed term

●	UBS LIBOR Loan
upon expiry of the ongoing fixed interest period

If the remaining term of the ongoing fixed interest period is less than 10 calendar days upon termination by the Borrower, the UBS LIBOR loan shall not be due for repayment until the end of the following fixed interest period.

If, at the time of the ordinary termination, there are outstanding utilizations in the form of deposits and letters of credit, the Borrower undertakes to have these contingent liabilities redeemed within six months after the date of termination at the latest or to secure them by pledging current assets in the amount of the commitment plus the customary bank margin.

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UBS	Serial no.	0202-00632294
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10.2 Extraordinary Termination

The Borrower is entitled to terminate the credit agreement extraordinarily at any time, observing a notice period of 30 calendar days, and to repay the outstanding utilizations in whole or in part. If, as a result of the extraordinary termination, the maturity date for the utilization occurs within an ongoing fixed interest period or on a day other than the originally agreed maturity date, compensation in accordance with paragraph 1 of “Compensation in the Event of Extraordinary Termination” shall be due for payment on the early maturity date.

UBS is entitled to terminate the credit agreement at any time with immediate effect and to make all claims including accrued interest, fees, etc., regardless of the terms of the loans granted, due immediately and to demand them immediately, if:

1)	the Borrower or a group company (a “group company” is any company that is controlled by the Borrower within the meaning of Art. 963 paragraph 2 OR [Obligationenrecht (Swiss Code of Obligations)]) is in arrears vis-à-vis UBS or a third party (including any acquirers of credit claims) with respect to interest, fees, and/or capital payments by more than 30 calendar days, or credit overruns are not repaid or adequately secured through payment within the deadline set by UBS.

2)	a restructuring obligation is imposed upon the Borrower or a group company by an official order (particularly in the field of environmental protection), which, in the judgment of UBS, could have a material impact on its financial performance.

3)	the ownership/control circumstances of the Borrower change to a significant extent, in the judgment of UBS.

4)	the Borrower or a group company changes its legal or economic structure, for example through liquidation, sale of a significant portion of the assets, change of corporate purpose or business activity, merger, or restructuring, if, in the judgment of UBS, the relevant event could have a material impact on its financial capacity.

5)	in connection with the Borrower or a group company, a petition is filed for the opening of a bankruptcy proceeding or the postponement of a bankruptcy proceeding and/or a judicial or extrajudicial moratorium is requested.

6)	the Borrower or a group company has stopped its payments, or the earnings or financial situation of the Borrower or a group company experiences a significant deterioration in the judgment of UBS.

7)	the Borrower or a group company breaches any other obligations of this credit agreement.

If, at the time of the extraordinary termination, there are outstanding utilizations in the form of deposits and letters of credit, the Borrower undertakes to have these contingent liabilities redeemed immediately or to secure them by pledging current assets in the amount of the commitment plus the customary bank margin.

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UBS	Serial no.	0202-00632294
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11. Compensation in the Event of Extraordinary Termination

In the event of an extraordinary termination by the Borrower, compensation must be paid, which is calculated from the difference between the agreed interest rate and the interest rate achievable at the time of early repayment for an investment on the cash market or capital market with the corresponding remaining term until the end of the fixed interest rate commitment. If the interest rate is higher than the investment rate, this results in a difference to be borne by the Borrower; if it is below the investment rate, this results in a difference in favor of the Borrower.

In the event of an extraordinary termination by UBS, the Borrower must compensate UBS for all disadvantages and/or costs incurred by UBS as a result. In the case of utilizations with a fixed interest rate, this includes namely the difference between the agreed interest rate and the interest rate achievable at the time of early repayment for an investment on the cash market or capital market with the corresponding remaining term until the end of the fixed interest rate commitment. Additional compensation remains reserved.

12. Warranties

The Borrower confirms that:

1)	it has not provided any securities for its own and/or third-party obligations. This does not apply to the securities mentioned in this agreement or provided for other loan relationships with UBS, as well as the securities provided in favor of other creditors, which the Borrower has disclosed without exception to UBS.

2)	there are no circumstances that would entitle UBS to an extraordinary termination and there are no pending legal disputes that could have a materially detrimental effect on the Borrower or its assets.

3)	at the time the contract was concluded, there was no official ruling affecting the Borrower (specifically in the field of environmental protection) that has not been disclosed to UBS. The Borrower also confirms this fact with regard to the companies it controls.

13. Negative Duties

The Borrower undertakes and ensures that neither itself nor a group company shall do the following without the prior written consent of UBS,

1)	enter into or assume debt obligations (including contingent liabilities) which are secured by a lien, by a security agreement, by assignment of claims or by another encumbrance on current or future assets.

2)	ensure existing debt obligations (including contingent liabilities) in the aforementioned manner.

3)	provides securities of any kind for debt obligations (including contingent liabilities) of group companies and/or third parties.

4)	gives priority to a claim from a third party (including group companies) over claims from UBS arising from or in connection with this credit agreement (Pari Passu).

The Borrower further undertakes:

to not grant loans or other forms of financing to group companies (with the exception of subsidiaries of the Borrower) or to third parties.

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UBS	Serial no.	0202-00632294
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14. Duties of Notification

The Borrower undertakes to provide UBS with the following information for the entire duration of the credit relationship:

1)	a copy of the balance sheet, income statement and, if required by law, an audit report meeting the legal requirements annually no later than four months after the end of the fiscal year (individually and consolidated).

If circumstances change, UBS reserves the right to request an audit report or to impose stricter requirements on the audit report.

2)	a copy of the budget including the investment budget, no later than with the submission of the balance sheet and income statement for the previous year.

3)	unrevised quarterly financial statements of the Borrower (consolidated) within 45 calendar days after the end of the calendar quarter, for the first time on March 31, 2017.

UBS shall treat this information confidentially.

The Borrower undertakes to inform UBS immediately of any significant changes throughout the entire duration of the credit relationship, particularly if circumstances become apparent or occur that could constitute grounds for extraordinary termination.

15. Conditions of Credit Release

The credit can first be claimed when all of the documents listed below have been legally signed and submitted to UBS and the agreed securities (legally ordered) have been handed over to UBS:

●	a copy of this credit agreement.

●	confirmation of the payment of 11,000,000 CHF of equity into a capital payment account in the name of HOCOMAAG.

●	submission of the signed SHARE PURCHASE AGREEMENT.

If all documents and/or securities are not submitted to UBS in a legally valid form within one month of the issue date of this credit agreement, UBS shall be entitled to withdraw from this credit agreement without providing a grace period.

16. Remaining Provisions

16.1 General Business Terms and Conditions

The “General Terms and Conditions” of UBS form an integral part of this credit agreement.

16.2 Increase in Borrowing Costs

If the borrowing costs of UBS increase due to official regulations, namely through the introduction of minimum reserves, loan taxes, or changes in capital adequacy rates, these additional costs must be borne by the Borrower. In this case, UBS shall be entitled to increase the interest and fees accordingly, observing a notice period of at least 30 calendar days.

If UBS is forced to increase the interest and commissions in accordance with this article, the Borrower shall be entitled to repay the loan(s) affected by the increase, including all interest and fees, observing a notice period of at least 30 calendar days. The costs of such an early repayment must be borne by the Borrower in accordance with paragraph 1 of “Compensation in the Event of Extraordinary Termination”.

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UBS	Serial no.	0202-00632294
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17. Transferability of Credit and Waiver of Bank-Customer Confidentiality

UBS may offer its rights arising from the credit relationship, including any securities for which it is liable, such as promissory notes and/or other securities, to be transferred in whole or in part to third parties at home and abroad, or it may transfer them to third parties at home and abroad.

It may make the information and data relating to the credit relationship accessible to all third parties involved in the transfer, including any rating agencies, at any time and is released from bank-customer confidentiality in this regard. If such third parties are not subject to Swiss bank-customer confidentiality, a transfer shall only occur if these parties undertake to maintain secrecy.

Each acquirer is entitled to transfer the acquired claims and other rights if the next acquirer in turn undertakes to maintain secrecy.

A transfer of promissory notes and/or other securities liable for the credit relationship may only take place if, at the same time, the claims arising from the credit relationship are transferred in whole or in part, or it is otherwise ensured that the security provider may also raise any objections that exist against the respective claim holder against the purchaser of the promissory note and/or other securities, and the security provider may demand return of the promissory note and/or other securities liable for the credit relationship after all secured claims have been paid off in full.

UBS (as well as any acquirer following a transfer according to this provision) may transfer, together with the transferred rights, a limit obligation agreed in the credit relationship and/or other obligations arising from the loan relationship to the acquirer without further consent of the Borrower.

The party assuming these obligations must be either a company affiliated with UBS or a Swiss or foreign financial institution (bank, insurance company, etc.). To the extent that UBS transfers the obligation, it is itself released from it. In accordance with this provision, UBS may also transfer the entire loan relationship to such an acquirer (contract transfer). Any acquirer may transfer the entire credit relationship to any subsequent acquirer.

18. Waiver of Offsetting

The Borrower waives its right to repay its obligations by way of offsetting any claims it may have against UBS and/or any acquirer of the rights arising from this credit relationship, even if its offset claim against UBS or the acquirer is irrecoverable due to insolvency or excessive indebtedness.

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UBS	Serial no.	0202-00632294
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19. Applicable Law and Jurisdiction

This credit agreement is subject to Swiss substantive law.

The exclusive place of jurisdiction for all proceedings shall be Zurich or the site of the account-keeping office. This shall also be the place of performance and the place of debt enforcement for the Borrower, if its domicile is located abroad.

Mandatory statutory jurisdictions remain reserved.

This agreement has been executed in two original copies and replaces the previous agreement(s).

Ref. F916-KUB
UBS Switzerland AG

Zurich, July 8, 2016	[initials]	[initials]
Place/date	Peter Ritz	Urs Steiner

Agreed

Borrower	HOCOMA AG

[hw:] Volketswil 7/12/2016	[signature]	[signature]
Place/date	Signature(s)

[hw:] Signature Verified

[stamp:] FK Region Zurich Urs Steiner

F3221 URS

Tel. 044 237 40 96

[signature]

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